Exhibit 99.1

Media: Robert C. Ferris (973) 455-3388 rob.ferris@honeywell.com	Investor Relations: Nicholas Noviello (973) 455-2222 nicholas.noviello@honeywell.com

HONEYWELL ANNOUNCES RESULTS OF THE TENDER OFFER
FOR ITS 5.125% NOTES DUE NOVEMBER 1, 2006

          MORRIS TOWNSHIP, N.J. – March 17, 2006 – Honeywell (NYSE: HON) today announced the results of its any and all cash tender offer for its outstanding 5.125% Notes due November 1, 2006 (CUSIP No. 438516AM8/ISIN No. US438516AM86). The Offer was made upon the terms and subject to the conditions set forth in Honeywell’s Offer to Purchase dated March 9, 2006 and related letter of transmittal (the “Offer”). The Offer commenced on March 9, 2006 and expired at 5:00 p.m. New York City time on March 16, 2006.

          As of the Expiration Date, $224,707,000 in aggregate principal amount of Notes had been validly tendered and accepted for payment pursuant to the Offer and not withdrawn. The settlement date is expected to be March 17, 2006. After giving effect to the Offer, $275,293,000 in aggregate principal amount of Honeywell’s 5.125% Notes due November 1, 2006 will remain outstanding.

          J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and UBS Securities LLC served as the Dealer Managers for the Offer, and Global Bondholder Services Corporation served as the Information Agent and the Depositary. Deutsche Bank (Luxembourg) S.A. served as the Luxembourg Agent.

          Honeywell is a diversified technology and manufacturing company, serving customers with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, Chicago and Pacific Stock Exchanges.

          This release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.